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                                   Exhibit 12

          Opinion of Drinker Biddle & Reath LLP as to tax consequences
                          (including consent of firm)
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                           DRINKER BIDDLE & REATH LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                                 (215) 988-2700
                               Fax: (215) 988-2757
                                   www.dbr.com

                                  June 1, 2001


First American Strategy Funds, Inc.
601 Second Avenue South
Minneapolis, Minnesota 55402

         Re:      Agreement and Plan of Reorganization By and Between
                  First American Strategy Funds, Inc. and Firstar Funds, Inc.

Dear Sirs and Mesdames:

                  We have been asked to give our opinion on the Federal income tax consequences to shareholders of the transactions contemplated in the above Agreement and Plan of Reorganization. In our opinion, the material Federal income tax consequences to shareholders of such transactions are accurately described in the subsection entitled "THE REORGANIZATION -- Federal Income Tax Considerations" in the Combined Proxy Statement and Prospectus contained in the Registration Statement being filed this day with the Securities and Exchange Commission.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.


                                                 Very truly yours,



                                                 /s/ DRINKER BIDDLE & REATH LLP